SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 30, 2005
LADENBURG THALMANN FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-15799	65-0701248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 409-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
     On November 30, 2005, the Company concluded its previously announced private placement of 22,222,222 shares of common stock, par value $.0001 per share (“Common Stock”) at $0.45 per share representing total gross proceeds of $10,000,000. Of this amount, 13,268,776 shares of Common Stock (for aggregate gross proceeds of $5,970,950) were sold to investors unrelated to the Company. The Company has accepted the proceeds from these sales and will issue the shares to the investors. The Company has also received binding subscriptions for 555,555 shares of Common Stock (for aggregate gross proceeds of $250,000) from investors unrelated to the Company, the issuance of which are subject to approval by the American Stock Exchange. Additionally, the Company has received binding subscriptions for 8,397,891 shares of Common stock (representing aggregate gross proceeds of approximately $3,779,050) from investors related to the Company. The shares to be sold to the related investors are subject to shareholder approval which is anticipated to be obtained at the Company’s next annual meeting. The Common Stock was sold under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis to accredited investors.
     We have agreed to file a registration statement to register for resale the shares of Common Stock sold in the private placement by November 30, 2005 and have it declared effective by the SEC as promptly as practicable thereafter.
     The Company intends to use the proceeds of the private placement for general working capital purposes.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
     10.1     Form of Subscription Agreement for unrelated investors
     10.2     Form of Subscription Agreement for related investors

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 30, 2005

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:	/s/ Salvatore Giardina

	Name:	Salvatore Giardina
	Title:	Vice President and Chief Financial Officer